Exhibit 10.29

October 17, 2024

Dear Devin:

This letter agreement (this “Agreement”) shall commence as of the date of the last signature below and sets forth the terms and conditions of your (referred to as “you” or “your” or “employee”) employment with Longeveron Inc. (the “Company”), which employment shall commence on December 2, 2024 (the “Effective Date”). This Agreement will govern your employment with the Company following the Effective Date on the following terms and conditions:

1.
Term. The term of your employment with the Company will terminate upon delivery to you by the Company of notice to such effect, which notice may be given for any or no reason, or upon your earlier resignation, death or Disability. You acknowledge that no provision contained in this Agreement will entitle you to remain in the employment of the Company for any specific period of time or affect the right of the Company to terminate your employment hereunder at any time for any reason, subject to compliance with the termination provisions set forth herein. The period during which you are employed by the Company pursuant to this Agreement shall be referred to as the “Term.” For purposes of this Agreement, “Disability” shall mean your inability, due to physical or mental incapacity, to perform the essential functions of your job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days or receiving any disability benefits under a Company plan for a period of one hundred twenty (120) consecutive days or longer.
2.
Position, Duties and Reporting. Your position will be Chief Technology Officer and Senior Vice-President of Manufacturing, and you will report directly to the Chief Executive Officer (“CEO”), Wa’el Hashad. You shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company as are consistent with your position, as may be designated from time to time by the CEO. You will be required to devote all of your business time to the business and affairs of the Company and to the promotion of its interests. Notwithstanding the foregoing, you may engage in other activities such as personal investments or business ventures that do not involve a conflict of interest with Company or civic and charitable activities, so long as: (i) such activities do not interfere or conflict with your duties and obligations hereunder and (ii) such activities are disclosed in advance to the Company.
3.
Compensation and Benefits.
a.
Base Salary. During the Term, your annual base salary will be Three Hundred and Forty Thousand Dollars ($340,000.00) per year and will be payable in accordance with the Company’s normal payroll practices, less the applicable taxes and elective withholdings. Your base salary is subject to review and adjustment on an annual basis.
b.
Annual Cash Bonus. During the Term, you will be eligible for an annual cash bonus, prorated for partial years, pursuant to the Company’s annual cash bonus program. Your initial aggregate target cash bonus will be in an amount of 45% of your base salary (“Target Bonus”) and will be based upon agreed upon metrics and performance criteria established by the CEO and approved by the Compensation Committee of the Board of Directors for the applicable fiscal year, which may include both corporate goals and individual criteria. The actual amount of any bonus earned shall be determined by the CEO, with review and approval as may be required by the Compensation Committee, based on achievement of the applicable performance criteria and any discretionary considerations during the applicable fiscal year. Except as otherwise provided herein, you will be entitled to receive any earned bonus for a fiscal year of the Company following certification of the same by the CEO to the degree to which the applicable performance criteria have been met, and payout of any such bonus shall occur no later than March 31 of the year following the applicable fiscal year.

c.
Equity Incentive Awards. During the Term, you will be eligible to receive short and long-term equity incentive awards pursuant to the terms of the Longeveron 2021 Incentive Award Plan (the “2021 Plan”) (or any successor plan thereto), in accordance with Appendix A attached hereto and incorporated herein.
d.
Benefits. During your employment with the Company, you will be eligible for participation in employee health and welfare benefits programs, retirement programs, and other fringe benefits maintained by the Company, to the extent consistent with applicable law and the terms of the applicable plans and programs available to similarly situated employees of the Company. The Company retains all rights to amend or terminate any such benefit plans and programs, subject to the terms of such employee benefit plans and programs and applicable law, and nothing contained herein shall obligate the Company to continue any benefit plans or programs in the future. You will be entitled to all paid holidays as are observed by the Company, and twenty (20) days of paid vacation per year (prorated for partial years), to be taken at times mutually acceptable to you and the Company. Paid vacation that is not used in a year will roll-over to the following year in accordance with Company Policies.
e.
Business Expenses. During the Term, the Company will reimburse you for reasonable business expenses, including travel, entertainment, and other expenses incurred by you in the furtherance of the performance of your duties hereunder, in accordance with the Company’s Travel and Entertainment policy as in effect from time to time. Travel shall be at economy-plus class.
f.
All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.
g.
Place of Duty. You will be allowed to work remotely full-time so long as you are present at the Company’s office in Miami for business needs as may be reasonably required by the job as determined by the CEO. You will be reimbursed for reasonable travel expenses in accordance with the Company’s typical reimbursement practices.
h.
Termination and Severance.
a.
Upon your termination of employment for any reason, the Company shall pay to you (i) your base salary earned through the date of such termination, (ii) amounts for accrued but unused vacation days, (iii) all compensation and employee benefits, if any, that are due and owing to you under the terms of the Company's employee benefit plans and programs, in each case, in accordance with and subject to the terms and conditions of the applicable employee benefit plan, and (iv) any unreimbursed business expenses to which you would be entitled in accordance with the Company’s reimbursement policy, not later than thirty (30) business days after the customary documentation regarding such expenses has been received and only to the extent that such expenses are submitted within one year of your termination (collectively, “Accrued Amounts”). The Accrued Amounts shall be paid in a lump sum on the first regular payday following the date of termination (or sooner if required by law). For avoidance of doubt, your rights and obligations with respect to equity awards, if any, shall be controlled by, and subject to, the terms and conditions set forth in the 2021 Plan or successor plan and the applicable award agreements.
b.
In the event your employment is terminated during the Term by the Company without Cause (as defined below) or by you for Good Reason (as defined below), in addition to the Accrued Amounts, you will be entitled to receive, subject to your timely execution and non-revocation of a Release (as defined below) (i) any earned but unpaid bonus for any prior completed fiscal year, payable when such payments would otherwise be paid, (ii) severance benefits in the amount of three (3) months of your then existing Base Salary for every year you have worked full time for Longeveron (which, for the avoidance of doubt, commences on December 2, 2024), and prorated for partial years, provided, however, that in no case shall the severance benefit under this section be less than six (6) months of your then existing Base Salary, payable as mutually agreed by you and the Company in one lump sum or in the form of salary continuation; and (iii) if you are eligible for and timely elect to continue health benefits under COBRA, the Company will pay the applicable COBRA premiums until the earlier of: (A) three (3) months per year for each year you have been working full time with Longeveron, for up to six (6) months of COBRA continuation coverage; or (B) the date you cease to be eligible for COBRA continuation coverage; or (C) the date you receive substantially equivalent health coverage from another employer; and (iv) annual cash bonus payment for current year, at target level and prorated based on date of termination, payable when such payment would otherwise be paid but in no event later than sixty (60) days following termination.
c.
In the event that your employment is terminated by the Company for Cause, or on account of your death, Disability or voluntary resignation, you will not be entitled to receive any payments under this Agreement other than the amounts specified in subsection (a) above.
d.
Payment of any severance payments or benefits pursuant to subsection (b) above is expressly conditioned upon your (i) execution of a general waiver and release of claims in such form and substance as reasonably required by the Company (the “Release”), within twenty-one (21) days of your termination unless additional time is required by law, and the Release becoming effective upon the expiration of the revocation period (which is seven days after the Release is executed and returned to the Company) and (ii) continued compliance with this Agreement and the Covenant Agreement (as defined below). If an executed Release is not returned to the Company within twenty-one (21) days of termination unless additional time is required by law or the Release is revoked by you, the Company shall be relieved of all obligations to pay you severance payments or benefits pursuant to subsection (b) above. The payment described in subsection 4(b)(ii) shall be paid, at Company’s discretion, in one lump sum or in the form of salary continuation and shall be made in substantially equal installments, at least monthly, commencing on or before the 60th day following your termination date. The first such payment shall include payment of all severance benefits that otherwise would have been due prior to such date, applied as though such payments commenced on the next normal pay date immediately following your termination date. The payment described in subsection 4(b)(iv)) shall be paid on or before the 60th day following your termination date.
e.
For purposes of this Agreement:

“Cause” shall include, but not be limited to: (i) the employee’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any subsidiary, or any material breach of a written agreement between the employee and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the employee’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the employee to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the employee’s gross negligence or willful misconduct which is materially injurious to the Company or any of its subsidiaries, or the employee’s willful or repeated failure or refusal to substantially perform material assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the employee against the Company or any of its subsidiaries; (v) the material violation by the employee of any rule or policy of the Company or any of its subsidiaries of which the employee had written notice; or (v) any acts, omissions or statements by employee which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any subsidiary; provided further that for any “Cause” reasonably capable of cure, “Cause” shall not exist unless Company has provided employee with written notice of the “Cause,” and employee fails to cure the events or issues giving rise to the “Cause” within thirty (30) days of Company’s notice.

“Good Reason” means (i) a change in the employee’s position with the Company that materially reduces the employee’s title, authority, duties or responsibilities or the level of management to which he or she reports, (ii) a material change in employee’s Place of Duty, or material diminution in the employee’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance-based incentive programs), excluding any reduction that applies generally to similarly situated employees of the Company, and excluding any change made in connection with the termination of your employment for Cause, or on account of your death or Disability, or temporarily as a result of your Disability or other absence for an extended period; provided, that you will not have the right to resign for Good Reason pursuant to this provision of the Good Reason definition due to a change in authority, duties or responsibilities solely as a result of the Company no longer being a publicly traded company; and provided further that for any “Good Reason” reasonably capable of cure, “Good Reason” shall not exist unless employee has provided Company with written notice of the “Good Reason,” and Company fails to cure the events or issues giving rise to the “Good Reason” within thirty (30) days of employee’s notice.

f.
Effective as of the date of your termination of employment, unless otherwise requested by the Company in writing, you will, automatically and without further action on your part or any other person or entity, resign from all offices, boards of directors (or similar governing bodies) and committees of the Company. You agree that you will, at the request of the Company, execute and deliver such documentation as may be required to effect such resignations, and authorize any member of the Company to file (or cause to be filed) such documentation, as necessary, with any applicable governmental authority.

g.
In consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, for a one-year period following your termination of employment for any reason, you agree to cooperate to the fullest extent possible with respect to matters involving any member of the Company about which you have or may have knowledge, including any such matters which may arise before or after the Term; provided such cooperation shall not unreasonably interfere with any obligations you may have to your current employer at the time. The Company will compensate you for your time at a reasonable rate to be agreed to, reimburse you for any reasonable, properly documented out-of-pocket expenses, including your travel expenses and attorneys’ fees that you actually incur in connection with such cooperation.
4.
Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be administered and interpreted accordingly. Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to any payment subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. You shall have no right to designate the date of any payment under this Agreement. In the event the terms of this Agreement would subject you to the imposition of taxes and penalties under Section 409A (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that, for the avoidance of doubt, you shall be solely liable for any 409A Penalties incurred by you.

All references in this Agreement to your termination of employment shall mean your “separation from service” within the meaning of Section 409A of the Code and Treas. Reg. § 1.409A-1(h). Whether you have had a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined by the Company to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of your termination date or, if earlier, on your death (the "Delayed Payment Date"). The aggregate of any payments that would otherwise have been paid before the Delayed Payment Date shall be paid (without interest) to you (or your estate or beneficiaries) in a lump sum on the Delayed Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

With respect to any taxable expense reimbursements , in-kind benefits and/or cash allowances provided or paid by the Company under this Agreement, such reimbursement shall be made in accordance with and subject to the following terms and conditions: (i) reimbursements shall only be made to the extent that the expense was actually incurred and reasonably substantiated; (ii) reimbursements of eligible expenses shall be made on or before the last day of your taxable year following the taxable year in which you incurred the expense; (iii) the amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year; and (iv) the right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

Notwithstanding any provision of this Agreement to the contrary, you acknowledge and agree that the Company and its employees, officers, directors and affiliates are not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement. Nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its employees, officers, directors, subsidiaries and affiliates to be liable for, any tax, interest or penalties imposed on you related to or arising with respect to any violation of Section 409A.

5.
Section 280G. If the present value of your severance benefits, either alone or together with other payments which you have the right to receive from the Company (the “Benefits”) constitute a “parachute payment” as defined in Section 280G of the Code, then your Benefits shall be either (i) provided to you in full, or (ii) provided to you only as to such lesser extent that would result in no portion of such Benefits being subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Benefits may be taxable under the Excise Tax.

Unless the Company and you otherwise agree, any determination required under section shall be made in writing in good faith by the Company’s independent accounting firm or such other nationally or regionally recognized accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. In the event that a reduction to the Benefits under this section, the reduction shall apply first to the Benefits that are not deferred compensation subject to Section 409A of the Code and you shall be given the choice, subject to approval by the Company, of which of such Benefits to reduce; provided, that such reduction achieves the result specified in clause (ii) above of this section. If a reduction in the Benefits that are subject to Section 409A of the Code is required, such Benefits shall be reduced pro rata, but with no change in the time at which such Benefits shall be paid. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

6.
Restrictive Covenant Obligations. You acknowledge and agree that you will be subject to the

Company’s existing policies regarding confidentiality, non-disclosure, non-use, non-competition, non-solicitation or other covenants pursuant to the terms of that certain Confidentiality and Nondisclosure Agreement with the Company, which shall be executed prior to the Effective Date (the “Covenant Agreement”). Notwithstanding any provision in this Agreement, the Covenant Agreement or otherwise to the contrary, nothing in this Agreement, the Covenant Agreement or otherwise precludes or otherwise limits your ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that, if permissible by law, you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information. The Company may not retaliate against you for any of these activities.

7.
Representation Regarding Prior Commitment. You represent that your performance of all of the terms of this Agreement and the performance of the services for the Company does not and will not breach or conflict with any agreement with a third party, including an agreement not to compete or to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this Agreement. You agree that you will not enter into any agreement that conflicts with this Agreement during the term of your employment with the Company.
8.
Governing Law, Forum and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law or choice of law of the State of Florida, or any other jurisdiction, and where applicable, the laws of the United States. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts or choice of law. Jurisdiction and venue for any disputes shall be, as appropriate, in the state courts in Miami-Dade County, FL, or the federal courts in the Southern District of Florida.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. You were advised to seek counsel with regard to this Agreement and all employment terms, and you were represented by counsel.
10.
Final Agreement. The terms of this Agreement and the Covenant Agreement are intended by the parties to be the final expression of their agreement with respect to your employment by the Company and supersede, effective as of the Effective Date, all prior understandings and agreements with respect to your employment by the Company, whether written or oral. For the avoidance of doubt, if the Effective Date does not occur, this Agreement will be void ab initio. Any other signed written agreements, including referenced herein that are not in contradiction with this Agreement are in full force and effect.
11.
Assignment. The rights and benefits under this Agreement are personal to you and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to your estate or any of your beneficiaries upon your death. The Company may assign this Agreement to any affiliate or subsidiary at any time and shall require any entity which at any time becomes a successor, whether by merger, purchase, or otherwise, or otherwise acquires all or substantially all of the assets, membership interests or business of the Company, to expressly assume this Agreement.
12.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

[Signature page follows]

Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely,

Longeveron Inc.

By:	/s/Wa’el Hashad	10/17/2024
	Wa’el Hashad, CEO	Date

Agreed to and Accepted:

/s/Devin Blass	10/17/2024
Devin Blass	Date

Appendix A
Incentive Equity Awards

For so long as you remain employed as Chief Technology Officer and Senior Vice-President of Manufacturing, you will be entitled to receive the following equity incentive awards:

1.
Upon the Effective Date of employment, you will receive an award of 130,000 Restricted Stock Units (RSUs), which shall quarterly over 3 years.
2.
For each calendar year beginning in 2025, and pro-rated for partial years, you will receive additional equity grants commensurate with other similarly situated employees and based on achievement of your agreed upon annual performance metrics.